EXHIBIT 99.1

JOINT FILING AGREEMENT

This Agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by and among the parties listed below, each referred to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Exchange Act and the rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of common stock of Bank7 Corp., and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the day and year first above written.

WILLIAM BRADFORD HAINES FINANCIAL SERVICES TRUST

By:	/s/ William B. Haines
William B. Haines, Trustee

LISA K. HAINES FINANCIAL SERVICES TRUST

By:	/s/ Lisa K. Haines
Lisa K. Haines, Co-Trustee

By:	/s/ John T. Phillips
John T. Phillips, Co-Trustee

JULEE S. LAWRENCE FINANCIAL SERVICES TRUST

By:	/s/ Julee S. Thummel
Julee S. Thummel, Co-Trustee

By:	/s/ John T. Phillips
John T. Phillips, Co-Trustee

/s/ William B. Haines
William B. Haines

/s/ John T. Phillips
John T. Phillips

/s/ Lisa K. Haines
Lisa K. Haines

/s/ Julee S. Thummel
Julee S. Thummel